As filed with the Securities and Exchange Commission on December 17, 2002

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AngloGold Limited
(Exact name of Registrant as specified in its charter)

The Republic of South Africa (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

11 Diagonal Street
Johannesburg, 2001
(PO Box 62117, Marshalltown, 2107)
South Africa
Tel: +27 (11) 637-6000
(Address and Telephone Number of Registrant’s Principal Executive Offices)

AngloGold North America Inc.
5251 DTC Parkway, Suite 700
Greenwood Village, CO 80111
Tel: +1 (303) 889-0700
(Name, Address and Telephone Number of Agent for Service)

AngloGold International Holdings S.A.
(Exact name of Registrant as specified in its charter)

Grand Duchy of Luxembourg (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

48 rue de Bragance
L-1255
Luxembourg
Tel: +352 404 1101
(Address and Telephone Number of Registrant’s Principal Executive Offices)

AngloGold North America Inc.
5251 DTC Parkway, Suite 700
Greenwood Village, CO 80111
Tel: +1 (303) 889-0700
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Pamela M. Gibson Shearman & Sterling 9 Appold Street London EC2A 2AP, England Tel: + 44 (20) 7655-5000	Ronald R. Levine, II Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Tel: +1 (303) 892-9400

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(Calculation Table on Next Page)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Unit (2)	Price (2) (6)	Registration Fee

Ordinary shares (3), debt securities (4) and warrants (5)	$600,000,000	100%	$600,000,000	$55,200

Guarantees (7)	(7)	None	None	None

Rights to purchase ordinary shares (8)	(8)	None	None	None

(1)	In US dollars or their equivalent in foreign denominated currencies, foreign currency units or composite currencies.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

(3)	Subject to note (6) below, there is being registered hereunder an indeterminate number of ordinary shares of AngloGold Limited as may be issued from time to time at indeterminate prices, including ordinary shares of AngloGold Limited issuable upon exchange of guaranteed debt securities of AngloGold International Holdings S.A., upon conversion of debt securities of AngloGold Limited that are convertible into AngloGold ordinary shares, upon exercise of warrants of AngloGold Limited, or upon exercise of rights to purchase ordinary shares of AngloGold Limited. A separate registration statement on Form F-6 (Registration No. 333-14066) has been filed for the registration of American depositary shares evidenced by the American depositary receipts issuable upon the deposit of the ordinary shares registered hereby. Each American depositary share currently represents 0.5 ordinary shares. With effect from the close of business on December 24, 2002, each AngloGold ordinary share will split into two shares, resulting in each American depositary share representing one AngloGold ordinary share.

(4)	Subject to note (6) below, there is being registered hereunder an indeterminate principal amount of AngloGold Limited debt securities and, separately, guaranteed debt securities of AngloGold International Holdings S.A. and related guarantees thereof of AngloGold Limited, each as may be issued from time to time at indeterminate prices. These AngloGold Limited debt securities and AngloGold International Holdings S.A. guaranteed debt securities may be convertible or exchangeable, respectively, into AngloGold ordinary shares described in note (3).

(5)	Subject to note (6) below, there is being registered hereunder an indeterminate number of warrants of AngloGold Limited as may be issued from time to time at indeterminate prices entitling the holder to purchase the ordinary shares of AngloGold Limited as described in note (3).

(6)	In no event will the aggregate offering price of all securities issued from time to time under this registration statement exceed US$600,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(7)	Please see note (4) for a description of these guarantees. No separate consideration will be received for the guarantees.

(8)	There is being registered hereunder an indeterminate number of rights as may be issued from time to time to purchase ordinary shares of AngloGold Limited as described in note (3). Rights to purchase ordinary shares in the form of American depositary shares will be represented by certificates issued by the American depositary share depositary upon receipt of the rights to purchase ordinary shares registered hereby. No separate consideration will be received for the rights.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

Subject to Completion

Dated December 17, 2002

PROSPECTUS

ANGLOGOLD LIMITED
ANGLOGOLD INTERNATIONAL HOLDINGS S.A.

By this prospectus, we offer up to $600,000,000 of:

Ordinary Shares, par value 50 South African cents, of
     AngloGold Limited in the form of Ordinary Shares or
     American Depositary Shares
Debt Securities of AngloGold Limited
Guaranteed Debt Securities of AngloGold International Holdings
     S.A.
Warrants to Purchase Ordinary Shares of AngloGold Limited
Rights to Purchase Ordinary Shares of AngloGold Limited

     We will provide the specific terms of the securities that we are offering, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in our securities. The total dollar amount of securities that may be sold under this prospectus will not exceed $600 million. The amount and price of the offered securities will be determined at the time of the offering.

     Our American depositary shares, or ADSs, each representing one-half of an ordinary share, are listed on the New York Stock Exchange under the symbol “AU”. Our ordinary shares are listed on the JSE Securities Exchange South Africa under the symbol “ANG”, the London Stock Exchange under the symbol “79LK”, the Paris Bourse under the symbol “VA FP”, the Australian Stock Exchange in the form of CHESS depositary interests, each representing one-tenth of an ordinary share, under the symbol “AGG”, and quoted in Brussels in the form of international depositary receipts under the symbol “ANG BB”.

     With effect from the close of business on December 24, 2002, our ordinary shares will be subdivided on a two for one basis. The effect of the subdivision will be that the par value of each ordinary share will be 25 South African cents, each ADS will represent one ordinary share, and five CHESS depositary interests will represent one ordinary share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2002

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
ANGLOGOLD LIMITED
ANGLOGOLD INTERNATIONAL HOLDINGS S.A.
RATIO OF EARNINGS TO FIXED CHARGES
REASONS FOR THE OFFERING AND USE OF PROCEEDS
PROSPECTUS SUPPLEMENT
SOUTH AFRICAN RESERVE BANK APPROVAL
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES — ANGLOGOLD LIMITED
SIGNATURES — ANGLOGOLD INTERNATIONAL HOLDINGS S.A.
Memo & Articles of Association AngloGold Limited
AngloGold Limited - Form of Indenture
AngloGold Int Holdings SA - Form of Indenture
Opinion of Shearman & Sterling
Opinion of Tabacks Attorneys
Consent of Independent Accountants
Consent of Independent Accountants
Form T-1 - AngloGold Limited
Form T-1 - AngloGold Int Holdings SA

i

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and other reports with the United States Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also consult reports and other information about us that we file pursuant to the rules of the JSE Securities Exchange South Africa, the London Stock Exchange, the Paris Bourse and the Australian Stock Exchange.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:

•	Annual report on Form 20-F for the year ended December 31, 2001;

•	Form 6-K filed on December 17, 2002 containing audited consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, including note 28 supplemental condensed consolidating financial information, prepared in accordance with US GAAP;

•	Form 6-K filed on December 17, 2002 containing unaudited condensed consolidated financial statements as of September 30, 2002 and December 31, 2001 and for each of the nine month periods ended September 30, 2002 and 2001, prepared in accordance with US GAAP, and related management’s discussion and analysis of financial condition and results of operations;

•	Form 6-K filed on December 17, 2002 containing pro forma financial information for the year ended December 31, 2001 related to the sale of the Free State assets;

•	Item 14 of the registration statement on Form 20-F (SEC file number: 0-29874) dated July 31, 1998 containing the description of our ordinary shares and ADSs; and

•	Clauses 10.1, 10.2 and 10.4 of the prospectus that forms part of the registration statement on Form F-3/F-4/A (SEC file number: 333-14146) filed December 4, 2001 containing the description of our ordinary shares and ADSs.

     We incorporate by reference all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference (1) after the date of this registration statement and before its effectiveness and (2) until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

     You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

AngloGold Americas Incorporated
509 Madison Avenue
Suite 1914
New York, New York 10022
Telephone: (800) 417 9255 or +1 212 750 7999
Fax: +1 212 750 5626
E-mail: ccarter@anglogold.com

     You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections of future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our business. You should consider any forward-looking statements in light of the risks and uncertainties described under the information contained or incorporated by reference in this prospectus. See “Where You Can Find More Information”. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the future events described in this prospectus may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     We, meaning AngloGold Limited, or just AngloGold, are a public company incorporated under the laws of South Africa. All except one of our directors and officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

     In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in US courts predicated on the civil liability provisions of the federal securities laws of the United States.

     We have been advised by Mervyn Taback Inc, South African counsel to AngloGold Limited, that there is doubt as to the enforceability in South Africa, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated on the US federal securities laws.

ANGLOGOLD LIMITED

     AngloGold is one of the world’s largest gold producers by volume of gold produced, with extensive reserves and production of some 6.0 million ounces of gold annually. With our corporate headquarters in Johannesburg, we draw our production from four continents. Our operations comprise open-pit and underground mines and surface reclamation plants in Argentina, Australia, Brazil, Mali, Namibia, South Africa, Tanzania and the United States, and exploration activities in these countries (except Namibia) as well as in Canada and Peru. We are also involved in sustaining and growing the market for our product. We were incorporated in South Africa in 1944 as Vaal Reefs Exploration and Mining Company Limited. We have been operating as AngloGold Limited since March 30, 1998.

ANGLOGOLD INTERNATIONAL HOLDINGS S.A.

     AngloGold International Holdings S.A., a company organized under the laws of the Grand Duchy of Luxembourg, is our wholly owned subsidiary. Its principal executive offices are located at 48 rue de Bragance, L-1255, Luxembourg. We intend to transfer all of our operations and assets located in North and South America, East and West Africa and Australia to AngloGold International Holdings S.A.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated below were as follows:

	Year Ended December 31,				Nine Months Ended September 30,
	1998	1999	2000(1)	2001	2002

Ratio of earnings to fixed charges	6:1	3:1	$(170)m:	1:1	9:1
			$79 m

(1)	The US dollar amount is disclosed for fiscal year 2000 as the ratio was less than 1:1.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

     Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for funding any potential future acquisitions, working capital and general corporate purposes. In addition, we may apply the proceeds to the reduction of our short-term and other indebtedness as may be described in a prospectus supplement.

     AngloGold International Holdings S.A. will lend the net proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes.

     We may designate a specific allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

PROSPECTUS SUPPLEMENT

     This prospectus provides you with a general description of the securities we may offer. Unless the context otherwise requires, we will refer to the ordinary shares, American depositary shares, debt securities, warrants and rights as the “offered securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

     The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed terms of offered securities, the initial public offering price, the price paid to us for the offered securities, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any US federal income tax consequences and South African tax considerations applicable to the offered securities.

     For more detail on the terms of the offered securities, you should read the exhibits filed with our registration statement, as well as the registration statement on Form F-6 (Registration No. 333-14066) relating to the ADSs.

SOUTH AFRICAN RESERVE BANK APPROVAL

     The issuance of any securities under this prospectus will be subject to the approval of the South African Reserve Bank. We do not expect any material difficulty in obtaining the necessary approvals.

DESCRIPTION OF SHARE CAPITAL

     AngloGold’s authorized share capital consists of three classes of shares: ordinary shares of par value in South African rands, or R, of 0.50 each, A redeemable preference shares of par value R0.50 each, and B redeemable preference shares of par value R0.01 each. The ordinary shares and the A redeemable preference shares have voting rights, while the B redeemable preference shares have voting rights only under certain circumstances and, in respect of each of these classes of shares, there is no provision in the articles of association for cumulative voting. There is no limitation imposed by the articles of association or by South African law on the rights of any persons, including non-residents, to own ordinary shares in AngloGold or to exercise voting rights in respect of AngloGold ordinary shares. The authorized and issued share capital of AngloGold at September 30, 2002 is set out below:

Title of Class	Authorized	Issued

Ordinary shares	200,000,000	111,139,213
A redeemable preference shares	2,000,000	2,000,000
B redeemable preference shares	5,000,000	778,896

     With effect from the close of business on December 24, 2002, the ordinary shares will be subdivided on a two for one basis. As a result of this subdivision the number of authorized and issued ordinary shares will double and the par value of each ordinary share will be R0.25. In addition, upon the subdivision, the ratio of AngloGold ADSs to AngloGold ordinary shares will change from two AngloGold ADSs for one AngloGold ordinary share to one AngloGold ADS for one AngloGold ordinary share. The ratio of AngloGold CHESS depositary interests to AngloGold ordinary shares will change from ten AngloGold CHESS depositary interests for one AngloGold ordinary share to five AngloGold CHESS depositary interests for one AngloGold ordinary share. Finally, the ratio of AngloGold ADSs to AngloGold CHESS depositary interests will remain unchanged at five AngloGold CHESS depositary interests for one AngloGold ADS.

     On September 30, 2002, 41,276,788 AngloGold ADSs were outstanding (equivalent to 20,638,394 AngloGold ordinary shares), representing approximately 18% of the total number of outstanding AngloGold ordinary shares.

     All of the issued ordinary shares, A redeemable preference shares and B redeemable preference shares are fully paid and are not subject to further calls or assessment by us.

     All of the A redeemable preference shares and B redeemable preference shares are held by Eastvaal Gold Holdings Limited, our wholly-owned subsidiary. Our articles of association provide that the A redeemable preference shares and B redeemable preference shares are not transferable.

     We are incorporated under the laws of South Africa and your rights as holders of our ordinary shares will be governed by the South African Companies Act 61 of 1973 as amended, the South African Securities Regulation Code and the JSE listings requirements, as well as our articles of association. In addition, if you are a holder of AngloGold ADSs your rights will also be governed by the deposit agreement which governs the AngloGold ADS program.

     Your rights as holder of our ordinary shares are summarized below. For a discussion of your rights as a holder of AngloGold ADSs, see “Description of American Depositary Shares” on page 9.

     The following summary does not contain all the information that may be important to you and is qualified in its entirety by reference to the laws of South Africa and our governing corporate documents.

Voting

     Each of our ordinary shares confers the right to vote at all general meetings. On a show of hands, each member present in person or, in the case of a corporate entity, represented, has one vote. If a poll is held, members present or any duly appointed proxy will have one vote for each ordinary share held. There are no limitations on the right of non-South African shareholders to hold or exercise voting rights attaching to any of our ordinary shares.

     The A redeemable preference shares have voting rights that are very similar to those of ordinary shares. The B redeemable preference shares have very limited voting rights, which arise in the event a dividend on this type of share has not been paid and remains unpaid for six months, or in connection with issues directly affecting these preference shares or our company as a whole, such as disposal of substantially all of our assets, winding up our company or reducing our share capital.

Dividends, Rights and Distributions

     The ordinary shares will participate fully in all dividends, other distributions and entitlements as and when declared by us in respect of fully paid ordinary shares. Dividends are payable to shareholders registered at a record date that is after the date of declaration.

     We may declare dividends and distributions on ordinary shares in any currency that the board of directors or shareholders at a general meeting approve. Dividends are currently paid in South African rands. Dividends paid to registered holders of AngloGold ADSs are currently paid in US dollars converted from South African rands by The Bank of New York, as depositary, in accordance with the deposit agreement.

     The holder of our B preference shares is entitled to an annual dividend amounting to the lesser of five percent of the issue price of the B preference shares, or the after-tax profits from income from mining the Moab Lease Area (which is part of our Vaal River operations in South Africa) as determined by our directors in each financial year. This annual dividend is a first charge on any profit available for distribution from the Moab Lease Area but is not payable from any of our other profits.

     The holder of our A preference shares is not entitled to dividends until after we have paid the annual dividend on the B preference shares in full. Then, it is entitled to an annual dividend equivalent to the balance of the after-tax profits from income from mining the Moab Lease Area as determined by our directors in each financial year.

Directors’ Qualification and Number of Directors

     The JSE listing requirements require a listed company to have at least four directors. As of the date of this prospectus, we have 15 directors. The South African Companies Act 61 of 1973 as amended allows a company to vary the number of its directors in general meetings, provided that the number does not fall below the minimum prescribed by the company’s articles of association. The minimum number of directors prescribed by our articles of association is four and there is no maximum limit in the number of directors. Our articles of association do not require directors to hold any of our shares to qualify them for appointment as directors.

Appointment of Directors

     Our directors may be nominated and appointed at a general meeting of our members. Once appointed, a director must consent in writing to serve. The JSE listings requirements provide that we must provide sufficient time after notice of an annual general meeting for nominations of new directors to reach our office.

Removal of Directors and Filling of Vacancies

     The South African Companies Act 61 of 1973 as amended and our articles of association provide that directors may be removed by a vote of the majority of members at a meeting of which special notice has been given. In addition, our articles of association allow a director to be removed by a board resolution signed by at least three-quarter of the directors.

     The South African Companies Act 61 of 1973 as amended permits a company’s articles of association to provide for the filling of casual vacancies, meaning vacancies as a result of a director’s disqualification, removal or resignation from office during his term. Our articles of association provide that the directors may appoint any person as a director either to fill a casual vacancy or as an addition to the board, provided that the maximum permitted number of directors is not exceeded. Directors so appointed retain office only until the next annual general meeting when they are obliged to retire but are eligible for re-election.

Rotation of Directors

     Our articles of association specify that one-third of the directors or, if their number is not a multiple of three, then the number nearest to, but not less than, one-third, must retire from office at each annual general meeting. Any director who has served as a director for three years since his last election must retire at the next annual general meeting even if, as a result, more than one-third of the directors retire. Retiring directors are eligible for re-election.

Corporate Governance

     Our board of directors believes that our business should be conducted according to the highest legal and ethical standards. We are committed to a system of sound corporate governance in compliance with the “King Report on Corporate Governance for South Africa 2002”, which is a compilation of ethical rules and corporate governance standards widely accepted in South Africa.

     Some of the salient features of the King Report are:

•	a unitary board of directors structure is preferable to a management supervisory board structure;

•	the board should preferably consist of a majority of non-executive directors;

•	the board must retain full and effective control over the company, monitor the executive management and ensure that all decisions of material matters are in the hands of the board;

•	preferably the chairman should be a non-executive director of the company, and should be a different person from the chief executive;

•	the non-executive directors should bring an independent judgment to bear on issues of strategy, performance, resources (including key appointments) and standards of conduct;

•	board meetings must be held regularly, having regard to the company’s own circumstances, but they should be held at least once a quarter;

•	there should also be a code of ethics which the company should commit to with the highest standards of behavior and there should be a sufficiently detailed and clear guide on ethics so that all employees should be aware of the expected behavior.

Notice of Members’ Meetings

     Our annual general meeting and a meeting of our members for the purpose of passing a special resolution may be called by giving at least 21 clear days’ notice in writing of the meeting (clear days means calendar days excluding the date the notice is given and the date of the meeting). For any other meeting of our members, 14 clear days’ notice must be given.

Quorum at Members’ Meetings

     Our articles of association provide that a quorum for a general members’ meeting (other than a meeting at which a special resolution will be passed) consists of three members present personally, or if the member is a corporate entity, represented and entitled to vote. One of the three members present or represented has to be our holding company, which is currently a subsidiary of Anglo American plc. If a general meeting is not quorate, the meeting is dissolved and a new meeting will have to be called following the relevant notice provisions.

     The quorum at a members’ meeting convened for the purpose of passing a special resolution consists of members holding at least 25% of the total member votes and present in person or by proxy. If the meeting is not quorate, it will be adjourned to a date between seven and 21 days after the adjourned meeting, and the members present at the second meeting shall constitute a quorum as long as there are at least three of them at the second meeting. A special resolution must be passed by a vote of 75% of the members present personally or by proxy and entitled to vote or by a vote of 75% of the total votes to which these members are entitled.

Business of Members’ Meetings

     The matters to be dealt with at an annual general meeting are prescribed by the South African Companies Act 61 of 1973 as amended or stated in our articles of association. These matters are:

•	considering the annual financial statements and report of the independent auditors,

•	the election of directors,

•	the appointment of independent auditors,

•	any business arising from the annual financial statements which are laid before the meeting, and

•	any matters capable of being dealt with at any general meeting.

     Our articles of association provide that all business to be laid before any general meeting (other than the business required to be laid before an annual general meeting discussed in the previous paragraph) shall be specified in the notice convening the meeting and no other business shall be transacted.

Matters Requiring Special Resolutions

     The South African Companies Act 61 of 1973 as amended requires the following matters to be resolved by a company by special resolution:

•	the change of name of a company,

•	any amendment to the existing authorized and issued share capital of a company,

•	the conversion of a company from one type or form to another,

•	a decision to wind up the company, and

•	any amendment to a company’s memorandum and articles of association.

     Under the South African Companies Act 61 of 1973 as amended, a special resolution may be passed by a company if at least 21 clear days’ written notice of a general meeting is given, which notice specifies the intention to propose a special resolution and members holding at least 25% of the total member votes entitled to vote are present in person or by proxy. If the meeting is not quorate, it will be adjourned to a date between seven and 21 days after the adjourned meeting, and the members present at the second meeting shall constitute a quorum. A special resolution must be passed by a vote of 75% of the members present personally or by proxy and entitled to vote or by a vote of 75% of the total votes to which these members are entitled.

Shareholder Proposals

     The South African Companies Act 61 of 1973 as amended provides that members holding at least five percent of the votes, or at least 100 members entitled to vote, may requisition the directors to convene a general meeting. The requisition must state the objects of the meeting. The directors must then give notice to members convening a general meeting for a date not less than 21 and not more than 35 days from the date of this notice. If the directors do not issue such a notice within 14 days of receipt of the requisition, the members who requisitioned the general meeting, or any of them numbering more than 50, or representing more than half of the total voting rights of all of the members who requisitioned the general meeting, may themselves on 21 days’ notice convene a meeting stating the objects of the meeting. The members of the company may recover their reasonable expenses arising from the directors’ failure to convene a general meeting.

Right to Inspect Corporate Books and Records

     Under the South African Companies Act 61 of 1973 as amended, every member of a company, at the member’s request and on payment of the prescribed fee, may request a copy of the company’s memorandum and articles of association, including any alteration to them.

     A copy of the certificate of incorporation and the memorandum and articles of association are to be kept at the registered office of the company and members are entitled to make copies. In addition, these documents are public documents and any member of the public, upon payment of the prescribed fee, can obtain them from the office of the Registrar of Companies.

     Under the South African Companies Act 61 of 1973 as amended, each member is entitled to receive a copy of the company’s last annual financial statements, the provisional annual financial statements and the last interim report within seven days of a request being made.

     Under our articles of association, the accounting records must be kept at the registered office or another place the directors think fit. The directors may determine whether and to what extent the accounting records will be open to inspection by members, subject to shareholder rights under the South African Companies Act.

Right to Inspect the Register of Members

     Under the South African Companies Act 61 of 1973 as amended, we must keep the register of our members open for inspection during business hours for the benefit of any member or his authorized agent free of charge, and for the benefit of any other member of the public upon payment of a prescribed fee. Any person may apply to us for a copy of an extract from the register of members, which we must furnish upon payment of the prescribed fee.

     This also applies in respect of any register of transfers we keep, as well as the register of our directors, officers, company secretaries and auditors. We must keep these registers at our registered office, and we must inform the Registrar of Companies if we move them.

Derivative Action and Shareholder Class Action Suits

     Under the common law of South Africa, a company is the proper plaintiff to bring an action in respect of a wrong done to it. However, members of a company have a choice between a common law action or a statutory derivative action to sue on the company’s behalf to assert the company’s rights and to seek relief for the company. The common law derivative action may be instituted by a member of the company. It is generally accepted that this type of action may be instituted if an unratifiable wrong has been done to the company and the company cannot or will not institute action against the wrongdoers because the wrongdoers control the company.

     Under the South African Companies Act 61 of 1973 as amended, a member of a company may institute a statutory derivative action if the company has suffered damages or loss or has been deprived of any benefit as a result of a wrong, a breach of trust or a breach of faith that has been committed by any director or officer of the company, and if the company has refused to redress the wrong. This type of action can only be instituted in respect of damage or loss suffered by the company and not the members of the company. Furthermore, the action is only available if the company has not itself instituted action. These types of proceedings can be instituted even if the company has ratified or condoned the cause of action or any conduct or omission relating thereto.

Oppression Remedy

     Under the South African Companies Act 61 of 1973 as amended, any member has a remedy in cases of oppressive or unfairly prejudicial conduct. Any member complaining of a particular act or omission of the company which is believed to be unfairly prejudicial, unjust or inequitable may apply to a court for an order. The court may, with a view to resolving the matters complained of, make such orders as it deems fit, whether for regulating the future conduct of the company’s affairs or for the purchase of the shares of any shareholders of the company by other shareholders or by the company, or for the alteration of the company’s memorandum or articles of association.

Indemnification of Officers and Directors

     Section 247 of the South African Companies Act 61 of 1973 as amended provides that a company may indemnify a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal, in which judgment is given in their favor or in which they are acquitted, or in the circumstance where the proceedings are abandoned. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in the action, suit or proceedings.

     Section 248 of the South African Companies Act 61 of 1973 as amended allows the court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable for negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that, in light of all the circumstances, including those connected with the person’s appointment, that person ought fairly to be excused for the negligence, default, breach of duty or breach of trust. In this situation, the court may relieve the person, either wholly or partly, from his or her liability on such terms as the court may deem fit.

     Our articles of association provide that, subject to the provisions of the South African Companies Act 61 of 1973 as amended, we will indemnify our directors, managers, secretaries, and other officers or servants against all costs, losses and expenses they may incur or become liable to pay by reason of any contract entered into, or any act or omission done or omitted to be done by them in the discharge of their duties.

Directors’ Liability

     Under South African common law, directors are required to comply with certain fiduciary obligations to the company and to exercise proper care and skill in discharging their responsibilities. In this regard, a director owes to the company a duty to exercise his powers in what he honestly believes is in the best interests of the company. These fiduciary duties include: the duty to act in good faith, to exercise their powers for a proper purpose, not to fetter their discretion, to avoid conflicts of interest, not to use corporate property, information or opportunities for personal profit, to exercise care and skill, and to disclose or account for secret profits.

     In addition to these common law duties, directors of South African companies are required to comply with a number of statutory duties imposed by the South African Companies Act 61 of 1973 as amended.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

     The Bank of New York issues the AngloGold ADSs. Currently, two AngloGold ADSs represent the ownership interest in one AngloGold ordinary share. With effect from the close of business on December 24, 2002, the AngloGold ordinary shares will be subdivided on a two for one basis. The effect of this subdivision will be that one AngloGold ADS will represent the ownership of one AngloGold ordinary share.

     AngloGold ordinary shares (or the right to receive AngloGold ordinary shares) are deposited with The Bank of New York’s custodians in South Africa: The Standard Bank of South Africa Limited, Société Generale South Africa Limited, ABSA Bank Limited, Mercantile Bank Limited and First Rand Limited (each, a “custodian”). Each AngloGold ADS also represents securities, cash or other property deposited with The Bank of New York but not distributed to AngloGold ADS holders. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286. The principal executive office of The Bank of New York is located at One Wall Street, New York, NY 10286.

     You may hold AngloGold ADSs either directly or indirectly through your broker or other financial institution. If you hold AngloGold ADSs directly, you are an AngloGold ADS holder. This description assumes you hold your AngloGold ADSs directly. If you hold the AngloGold ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of AngloGold ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because The Bank of New York actually holds the AngloGold ordinary shares, you must rely on this bank to exercise the rights of an AngloGold shareholder. The obligations of The Bank of New York are set out in a deposit agreement among AngloGold, The Bank of New York, and you as an AngloGold ADS holder. The deposit agreement and the AngloGold ADSs are generally governed by the laws of the state of New York.

     The following is a summary of the deposit agreement. As this section is a summary, it may not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the AngloGold ADS, the forms of which are exhibits to AngloGold’s registration statement on Form F-6 (Registration Statement No. 333-14066) filed with the US Securities and Exchange Commission. Directions on how to obtain copies of AngloGold’s filings with the US Securities and Exchange Commission are provided on page 1 under “Where you can find more information”.

Dividends and Other Distributions

     The Bank of New York has agreed to pay to you the cash dividends or other distributions it or a custodian receives on AngloGold ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of AngloGold ordinary shares your AngloGold ADSs represent.

     Cash. The Bank of New York converts any cash dividend or other cash distribution we pay on the AngloGold ordinary shares into US dollars (unless we pay it in US dollars), if it can do so on a reasonable basis and can transfer the US dollars to the United States. Currently, we pay dividends in South African rands on AngloGold ordinary shares. We may declare dividends and distributions on ordinary shares in any currency that the board of directors or shareholders at a general meeting approve.

     In accordance with the deposit agreement, The Bank of New York converts the South African rands it receives from us to US dollars and distributes dividends in US dollars to registered holders of AngloGold ADSs. If that is no longer possible or if any approval from any government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute non-US currency only to those AngloGold ADS holders to whom it is possible to make this type of distribution. The Bank of New York will hold the non-US currency it cannot convert for the account of the AngloGold ADS holders who have not been paid, unless an AngloGold ADS holder requests in writing to receive the non-US currency distribution. It will not invest the non-US currency and it will not be liable for the interest.

     Before making a distribution, any withholding taxes that must be paid will be deducted. See “Payment of Taxes” below. The Bank of New York will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the non-US currency, you may lose some or all of the value of the distribution.

     Ordinary shares. The Bank of New York may distribute to you new AngloGold ADSs representing AngloGold ordinary shares that we distribute as a dividend or free distribution, if we provide it promptly with satisfactory evidence that it is legal to do so. If The Bank of New York does not distribute additional AngloGold ADSs, each AngloGold ADS will also represent the new AngloGold ordinary shares. The Bank of New York will only distribute whole AngloGold ADSs. It will sell AngloGold ordinary shares that would require it to use a fractional AngloGold ADS and distribute the net proceeds in the same way as it distributes cash.

     Rights to subscribe for additional AngloGold ordinary shares. If we offer holders of our ordinary shares any rights to subscribe for additional AngloGold ordinary shares or any other rights, The Bank of New York may make these rights available to you or sell the rights and distribute the proceeds in the same way as it distributes cash. If The Bank of New York cannot do either of these things for any reason, it may allow these rights to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes these types of subscription rights available to you, upon instruction from you, it will exercise the rights and purchase the AngloGold ordinary shares on your behalf. The Bank of New York will then deposit the AngloGold ordinary shares and issue AngloGold ADSs to you. It will only exercise these rights if you pay it the exercise price and any other charges the rights require you to pay.

     US securities laws may restrict the sale, deposit, cancellation and transfer of the AngloGold ADSs issued after exercise of rights. For example, you may not be able to trade the AngloGold ADSs freely in the United States. In this case, The Bank of New York may issue the AngloGold ADSs under a separate restricted deposit agreement which will contain the same provisions as the original agreement, except for the changes needed to put the restrictions in place.

     Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may decide to sell what we distribute, and then distribute the net proceeds in the same way as it distributes cash, or it may decide to hold what we distribute, in which case the AngloGold ADSs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any AngloGold ADS holders. We have no obligation to register AngloGold ADSs, AngloGold ordinary shares, rights or other securities under the US Securities Act of 1933. We also have no obligation to take any other action to permit the distribution of AngloGold ADSs, AngloGold ordinary shares, rights or anything else to AngloGold ADS holders. This means that you may not receive the distribution we make on AngloGold ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

     The Bank of New York will issue AngloGold ADSs if you or your broker deposit AngloGold ordinary shares or evidence of rights to receive AngloGold ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of AngloGold ADSs in the names you request and will deliver the AngloGold ADSs at its office to the persons you request.

     You may turn in your AngloGold ADSs at The Bank of New York’s Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying AngloGold ordinary shares to an account designated by you and (2) any other deposited securities underlying the AngloGold ADSs at the office of the custodian. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

Voting Rights

     You may instruct The Bank of New York to vote the AngloGold ordinary shares underlying your AngloGold ADSs, but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the AngloGold ordinary shares. However, you may not know about the meeting enough in advance to withdraw the AngloGold ordinary shares.

     If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on or before a certain date, may instruct The Bank of New York to vote the AngloGold ordinary shares or other deposited securities underlying your AngloGold ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, to vote or to have its agents vote the AngloGold ordinary shares or other deposited securities as you instruct, but this is subject to South African law, the provisions of our memorandum and articles of association and of the deposited securities, and any applicable rule of the JSE. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your AngloGold ordinary shares to a person designated by us, unless we do not wish the proxy to be given, or substantial opposition exists, or the issue at hand materially and adversely affects the rights of holders of AngloGold ordinary shares.

     We cannot assure you that you will receive the voting materials in time for you to instruct The Bank of New York to vote your AngloGold ordinary shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your AngloGold ordinary shares are not voted as you requested.

Fees and Expenses

AngloGold ADS holders must pay:	For:

US$5.00 (or less) per 100 AngloGold ADSs	Each issuance of an AngloGold ADS, including as a result of a distribution of AngloGold ordinary shares or rights or other property

Each cancellation of an AngloGold ADS, including if the deposit agreement terminates

US$0.02 (or less) per AngloGold ADS	Any cash payment

Registration or transfer fees	Transfer and registration of AngloGold ordinary shares on the AngloGold share register from your name to the name of The Bank of New York or its agent when you deposit or withdraw AngloGold ordinary shares

Expenses of The Bank of New York	Conversion of non-US currency to US dollars

Cable, telex and facsimile transmission expenses

Taxes and other governmental charges The Bank of New York or any custodian has to pay on any AngloGold ADS or AngloGold ordinary share underlying an AngloGold ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Payment of Taxes

     You will be responsible for any taxes or other governmental charges payable on your AngloGold ADSs or on the deposited securities underlying your AngloGold ADSs. The Bank of New York may refuse to transfer your AngloGold ADSs or allow you to withdraw the deposited securities underlying your AngloGold ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your AngloGold ADSs to pay any taxes you owe, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of AngloGold ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications

If we:	Then:

Change the nominal or par value of the AngloGold ordinary shares; Reclassify, split up or consolidate any of the deposited securities;	The cash, AngloGold ordinary shares or other securities received by The Bank of New York will become deposited securities. Each AngloGold ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the AngloGold ordinary shares that are not distributed to you; or

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The Bank of New York may, and will if we ask it to, distribute some or all of the cash, AngloGold ordinary shares or other securities it receives. It may also issue new AngloGold ADSs or ask you to surrender your outstanding AngloGold ADSs in exchange for new AngloGold ADSs identifying the new deposited securities.

Amendment and Termination

     We may agree with The Bank of New York to amend the deposit agreement and the AngloGold ADSs without your consent for any reason. If the amendment adds or increases fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) or if the amendment prejudices an important right of AngloGold ADS holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your AngloGold ADSs, to agree to the amendment and to be bound by the AngloGold ADSs and the agreement as amended.

     The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement: (1) advise you that the agreement is terminated and (2) collect distributions on the deposited securities and, upon canceling the AngloGold ADSs, deliver AngloGold ordinary shares and other deposited securities. One year after the date of termination or later, The Bank of New York may sell any remaining deposited securities by public or private sale and will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the AngloGold ADS holders who have not surrendered their AngloGold ADSs. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash. After termination, our only obligations will be with respect to indemnification of, and payment of certain amounts to, The Bank of New York.

Limitations on Obligations and Liability to AngloGold ADS Holders

     The deposit agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We, and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith,

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the agreement,

•	are not liable if either of us exercises discretion permitted under the agreement, and

•	have no obligation to become involved in a lawsuit or other proceeding related to the AngloGold ADSs or the agreement on your behalf or on behalf of any other party.

     In the deposit agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

     Before The Bank of New York will issue, transfer or register the transfer of an AngloGold ADS, make a distribution on an AngloGold ADS, or allow withdrawal of AngloGold ordinary shares, The Bank of New York may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any AngloGold ordinary shares or other deposited securities,

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of AngloGold ADSs generally when the books of The Bank of New York or our books are closed, or at any time if either of us thinks it advisable to do so.

     You have the right to cancel your AngloGold ADSs and withdraw the underlying AngloGold ordinary shares at any time except:

•	when temporary delays arise because: (1) either The Bank of New York or we have closed our transfer books; (2) the transfer of AngloGold ordinary shares is blocked to permit voting at a general meeting of shareholders; or (3) we are paying a dividend on the AngloGold ordinary shares;

•	when you or other AngloGold ADS holders seeking to withdraw AngloGold ordinary shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to AngloGold ADSs or to the withdrawal of AngloGold ordinary shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of AngloGold ADSs

     In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue AngloGold ADSs before deposit of the underlying AngloGold ordinary shares. This is called a pre-release of the AngloGold ADS. The Bank of New York may also deliver AngloGold ordinary shares upon cancellation of pre-released AngloGold ADSs (even if the AngloGold ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying AngloGold ordinary shares are delivered to The Bank of New York. The Bank of New York may receive AngloGold ADSs instead of AngloGold ordinary shares to close out a pre-release.

     The Bank of New York may pre-release AngloGold ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the AngloGold ordinary shares or AngloGold ADSs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

•	The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York will limit the number of AngloGold ADSs that may be outstanding at any time as a result of pre-release, although The

Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

DESCRIPTION OF DEBT SECURITIES

     We or our wholly owned subsidiary AngloGold International Holdings S.A. may issue debt securities in one or more distinct series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the general information set forth below.

     As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” on page 22. Second, the trustee performs certain administrative duties for us.

     AngloGold will issue debt securities under an indenture, as supplemented from time to time (the “debt indenture”), to be entered into between AngloGold and The Bank of New York as trustee (the “debt trustee”). AngloGold’s wholly-owned subsidiary AngloGold International Holdings S.A. will issue guaranteed debt securities under an indenture, as supplemented from time to time (the “guaranteed debt indenture”), to be entered into among AngloGold International Holdings S.A., AngloGold as guarantor, and The Bank of New York as trustee (the “guaranteed debt trustee”). Except where the context clearly refers to AngloGold International Holdings S.A. as the issuer of the debt securities and AngloGold as the guarantor of those securities, “we”, “us” and “our” in this section refers to either AngloGold or AngloGold International Holdings S.A., whichever is issuing the debt securities at any particular time.

     The term “trustee” refers to the debt trustee or the guaranteed debt trustee, as appropriate. We will refer to the debt indenture and the guaranteed debt indenture together as the “indentures” and each as an “indenture”. The indentures are subject to and governed by the United States Trust Indenture Act of 1939, as amended.

     As this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that is applicable to you because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information” on page 1 for information on how to obtain a copy of the indentures.

General

     The debt securities offered by this prospectus will be limited to a total amount of $600 million, or the equivalent amount in any currency. The indentures, however, may not limit the amount of debt securities that may be issued under them. Therefore, additional debt securities may be issued under the indentures.

     Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of debt securities, as well as other unsecured debt securities, may be issued under that indenture in one or more series.

     The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered including:

•	whether the debt securities are issued by AngloGold Limited or AngloGold International Holdings S.A.;

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional events of default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are guaranteed and the terms of such guarantee;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specific events; and

•	any other terms.

     The debt securities will be our unsecured obligations. Unless the debt securities are subject to subordination as specified in the prospectus supplement and related supplemental indenture, debt securities will rank equally with our other unsecured and unsubordinated indebtedness. If subordinated, debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness, subject to the terms of subordination to be set forth in the prospectus supplement and the supplemental indenture.

     Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

     For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

     None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “securities”. Each indenture also provides that there may be more than one trustee, each with respect to one or more different series of securities. See “Resignation of Trustee” on page 26. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term “securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to those series of securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the securities for which each trustee is acting would be treated as if issued under separate indentures.

     The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

     We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     We have the ability to issue securities with terms different from those of securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of securities and issue additional securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

     If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Full and Unconditional Guarantee of Debt Securities of AngloGold International Holdings S.A.

     AngloGold Limited will fully and unconditionally guarantee any guaranteed debt securities issued by AngloGold International Holdings S.A. under a guarantee of the payment of principal of, and any premium, interest and “additional amounts” on, these debt securities when due, whether at maturity or otherwise. AngloGold Limited must obtain the approval of the South African Reserve Bank (SARB) to provide this guarantee. Therefore, the issuance of debt securities by AngloGold International Holdings S.A. under this prospectus is subject to the approval of the SARB. Unless the guarantees are subject to subordination as specified in the prospectus supplement and related supplemental indenture, the guarantees will rank equally with other unsecured and unsubordinated indebtedness of AngloGold Limited. Because the guarantees determine the ranking of the debt guaranteed by them, the guaranteed debt securities issued by AngloGold International Holdings S.A. will also rank equally with other unsecured and unsubordinated indebtedness of AngloGold Limited, unless otherwise specified in the prospectus supplement and related supplemental indenture. For a discussion of the payment of “additional amounts”, please see “Payment of Additional Amounts with Respect to the Debt Securities” below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against AngloGold International Holdings S.A. before they proceed directly against AngloGold.

Payment of Additional Amounts with Respect to the Debt Securities

     Unless otherwise indicated in our prospectus supplement, we will pay all amounts of principal of, and any premium and interest on, any debt securities, without deduction or withholding for any taxes, assessments or other charges imposed by the government of South Africa or Luxembourg, as the case may be, or the government of a jurisdiction in which a successor to either of us, as the case may be, is organized. If deduction or withholding of any of these charges is required by South Africa or Luxembourg, as the case may be, or by a jurisdiction in which a successor to either of us, as the case may be, is organized, we will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these “additional amounts” will not include:

•	the amount of any tax, assessment or other governmental charge imposed by any government of any jurisdiction other than South Africa or Luxembourg (including any unit of the federal or a state government of the United States);

•	the amount of any tax, assessment or other governmental charge that is only payable because either:

– a type of connection exists between the holder and South Africa or Luxembourg, as the case may be; or

–	the holder presented the debt security for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

•	the amount of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the debt securities;

•	the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the debt security failing to accurately comply with a request from us to either provide information concerning the beneficial owner’s nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge;

•	any withholding or deduction required pursuant to any European Union directive on the taxation of savings; or

•	any combination of the taxes, assessments or other governmental charges described above.

     The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

Optional Tax Redemption

     Unless otherwise indicated in your prospectus supplement, except in the case of debt securities that have a variable rate of interest and that may be redeemed on any interest payment date, we may redeem each series of guaranteed debt securities at our option in whole but not in part at any time, if:

•	we would be required to pay additional amounts, as a result of any change in the tax laws of South Africa or Luxembourg, as the case may be, that becomes effective on or after the date of issuance of that series, as explained above under “Payment of Additional Amounts with Respect to the Debt Securities”, or

•	there is a change in any treaty affecting taxation to which South Africa or Luxembourg, as the case may be (or a jurisdiction in which a successor to either of us, as the case may be, is organized), is a party, this change becomes effective on or after a date on which one of our affiliates borrows money from us, and because of the change this affiliate would be required to deduct or withhold tax on payments to us to enable us to make any payment of principal, premium, if any, or interest.

     Except in the case of outstanding original issue discount debt securities, which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

     In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

Additional Mechanics

     We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry form only represented by global securities.

     We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-US persons. In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable US tax law requirements.

Holders of Registered Debt Securities

     Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

     Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

     As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

     Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

     Legal Holders. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

     Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

     What is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

     Each debt security that we issue in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

     If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Holders of Registered Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are not permitted by law to own securities in book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security;

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

     Special Situations when a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

     The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 120 days;

•	if we notify the trustee that we wish to terminate that global security;

•	if an Event of Default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default”; or

•	if any other condition specified in our prospectus supplement occurs.

     The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the direct holders of those debt securities.

Payment and Paying Agents

     We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “regular record date”. Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest”.

     Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Global Securities—What Is a Global Security?”.

     Payments on Certificated Securities. We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

     Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

     Payment when Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

     BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events of Default

     You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

     What Is an Event of Default? The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date;

•	We do not pay interest on a debt security of the series within 30 days of its due date;

•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date;

•	We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of that series;

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

     Remedies if an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

     Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; and

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

     BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

     Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Merger or Consolidation

     Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities;

•	The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 22 under “Events of Default—What Is an Event of Default?”. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	We must deliver certain certificates and documents to the trustee; and

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

     There are three types of changes we can make to any of the indentures and the debt securities issued under the indentures.

     Changes Requiring Your Approval. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

•	modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation to pay additional amounts, as explained above under “Payment of Additional Amounts with Respect to the Debt Securities”.

     Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

     Changes Requiring Majority Approval. Any other change to any of the indentures and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series;

•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

     In each case, the required approval must be given by written consent.

     The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Changes Requiring Your Approval”.

     Further Details Concerning Voting. We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding securities of those series on the record date, and the vote or other action must be taken within eleven months following the record date. Unless otherwise specified in the prospectus supplement or supplemental indenture, the holder of a debt security will be entitled to one vote for each $1,000 principal amount of the debt security that is outstanding and held by it. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance”.

     BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

     The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

     Covenant Defeasance. Under current US federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which a particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and US government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and US government or US government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	The “covenant defeasance” must not otherwise result in a breach of the indenture or any of our other material agreements;

•	No Event of Default must have occurred and remain uncured; and

•	We must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

     Full Defeasance. If there is a change in US federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following arrangements for you to be repaid:

•	We must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and US government or US government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	The “full defeasance” must not otherwise result in a breach of the indenture or any of our other material agreements;

•	No Event of Default must have occurred and remain uncured; and

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current US federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Form, Exchange and Transfer of Registered Securities

     If registered debt securities cease to be issued in global form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

     Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

     If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

     Each trustee may resign or be removed with respect to one or more series of securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Limitation on Liens

     We covenant in the debt indenture and the guaranteed debt indenture that we will not, nor will we permit any “Restricted Subsidiary” to, incur, assume or guarantee any debt if the debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a “lien” or “liens”) upon any

“Principal Property” of ours or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the securities issued under that indenture equally and ratably with or prior to this debt. Please see further below for definitions of “Restricted Subsidiary” and “Principal Property”.

     This lien restriction will not apply to, among other things:

•	liens already existing at the time of our first issuance of debt securities under that indenture;

•	liens on property, shares of stock or indebtedness of any corporation existing at the time it becomes a Restricted Subsidiary;

•	liens on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed before or within 12 months after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost of construction or improvement incurred after the date of the applicable indenture, or existing liens on property acquired after the date of the applicable indenture, so long as these liens do not apply to any Principal Property already owned by us or a Restricted Subsidiary other than any previously unimproved real property;

•	liens on any Principal Property imposed to secure or provide for the payment of costs of exploration, drilling, development, operation, construction, alteration, repair, improvement or rehabilitation, if they are created or assumed before or within 12 months after completion of these activities;

•	liens securing debt owed by a Restricted Subsidiary to us or to another Restricted Subsidiary;

•	existing liens on any property, shares of stock or indebtedness acquired from a corporation merged with or into, or substantially all of the assets of which are acquired by us or a Restricted Subsidiary;

•	certain deposits or pledges of assets;

•	liens in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these liens, including liens to secure tax exempt pollution control revenue bonds;

•	liens on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

•	certain other liens (including judgment liens in which the finality of the judgment is being contested in good faith) not related to the borrowing of money;

•	liens for the sole purpose of extending, renewing or replacing debt secured by the permitted liens listed here, subject to certain limitations;

•	liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can be paid without penalty after they are due, or which are being contested in good faith; landlord’s liens on leased property; and other similar liens which do not, in our opinion, materially impair the use of that property in the operation of our business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

•	any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with international accounting standards;

•	liens on margin stock owned by us and Restricted Subsidiaries to the extent this margin stock exceeds 25% of the fair market value of the sum of the Principal Property of ours and the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness incurred by the Restricted Subsidiaries;

•	liens over assets for the purpose of securing financing for construction and development of a project such as a mining venture, which we usually call “project finance”;

•	liens related to any margin or collateral delivered or provided in connection with metal transactions;

•	any mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest kept by the seller in a property we acquire, and any sale by us to another person of a mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest;

•	any lien created to secure our portion of someone else’s expenses to develop or conduct operations with respect to mineral resources on a property in which we or one of our Restricted Subsidiaries has an interest; and

•	any lien to secure the performance of our obligations to others who jointly hold an interest in property with us.

     In addition, the general lien restriction does not apply to debt secured by a lien, if the debt, together with all other debt secured by liens (not including permitted liens described above) and the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with Sale and Lease-back Transactions entered into after our first issuance of debt securities under the relevant indenture (but not including “Sale and Lease-back Transactions” pursuant to which debt has been retired), does not exceed a certain percentage of the consolidated net tangible assets of us and our consolidated subsidiaries, as shown on the audited consolidated balance sheet prepared in accordance with International Accounting Standards expressed in South African rands. The specific percentage will be determined at the time we issue any debt and will be described in a prospectus supplement.

     The term “Restricted Subsidiary” is defined in these indentures to mean any wholly-owned subsidiary of ours whose properties or business are substantially located in South Africa or the United States, and which also owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company.

     The term “Principal Property” is defined in these indentures to mean any mine or mining-related facility located in South Africa or the United States, whose net book value exceeds a certain percentage of our consolidated net tangible assets, unless our board of directors thinks that the property is not of material importance to our overall business or that the portion of a property in question is not of material importance to the rest of it. The specific percentage will be determined at the time we issue any debt and will be described in a prospectus supplement.

     The term “Margin Stock” as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the US Federal Reserve System.

Limitation on Sale and Lease-Back Transactions

     We covenant in the debt indenture and the guaranteed debt indenture that we will not, nor will we permit any Restricted Subsidiary, to enter into any arrangement with any party providing for the leasing to us or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by us or the Restricted Subsidiary to the party) (a “Sale and Lease-back Transaction”), unless:

•	the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) of the Sale and Lease-back Transaction, together with the Attributable Debt of all other Sale and Lease-back Transactions entered into since we first issued debt securities under the indenture and the aggregate principal amount of our debt secured by liens (but excluding debt secured by authorized liens bulleted under “Limitation on Liens” above, and excluding Sale and Lease-back Transactions pursuant to which debt has been retired) would not exceed a certain percentage of our consolidated net tangible assets;

•	we or the Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property to be leased without securing the securities issued under the applicable indenture, as described in the bullet points under “Limitation on Liens” above;

•	we apply an amount equal to the fair value of the Principal Property to the retirement of the securities, or to the retirement of long-term indebtedness of ours or a Restricted Subsidiary that is not subordinated to the debt securities issued; or

•	we enter into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of the Principal Property leased.

Certain Considerations Relating to Foreign Currencies

     Debt securities denominated or payable in currencies other than US dollars may entail significant risks to US holders. These risks include the possibility of significant fluctuations in the currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

     The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the related prospectus supplement.

General

     We may issue warrants to purchase ordinary shares. Such warrants may be issued independently or together with any other securities and may be attached or separate from those securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of the warrants and the number of the securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right to exercise will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain US federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

     We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

     We may issue subscription rights to purchase AngloGold ordinary shares. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.

     The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of the material US federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

     Each subscription right will entitle its holder to purchase for cash a number of AngloGold ordinary shares, ADSs or any combination thereof at an exercise price described in the prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

     Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, we will, as soon as practicable, forward the AngloGold ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The prospectus supplement may offer more details on how to exercise the subscription rights.

     We may determine to offer subscription rights to our members only or additionally to persons other than members as described in the applicable prospectus supplement. In the event subscription rights are offered to our members only and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than members. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell the offered securities:

•	through agents;

•	through dealers;

•	to or through underwriters;

•	directly to other purchasers; or

•	by way of exercise of rights granted pro rata to our existing shareholders.

     Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

     We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or negotiated prices. We may offer and sell a portion of the offered securities outside the United States at an offering price and on terms specified in the prospectus supplement relating to a particular issue of the offered securities.

     In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the US Securities Act of 1933, as amended, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the US Securities Act.

     We may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us against and contribution toward certain liabilities, including liabilities under the US Securities Act.

     Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform services for us, including our subsidiaries, in the ordinary course of their business.

     If so indicated in the prospectus supplement relating to a particular issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

     Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Mervyn Taback Inc. Certain legal matters with respect to Luxembourg law will be passed upon for us by Elvinger, Hoss & Prussen. Certain legal matters with respect to United States and New York law will be passed upon for us by Shearman & Sterling, who may rely, without independent investigation, on Mervyn Taback Inc regarding certain South African legal matters and on Elvinger, Hoss & Prussen regarding certain Luxembourg matters. The underwriters’ own legal counsel will advise them about other issues relating to any offering.

EXPERTS

     The consolidated financial statements of AngloGold Limited, filed on Form 6-K on December 17, 2002, as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated by reference elsewhere herein which, as to the years 2000 and 1999, are based in part on the report of Deloitte & Touche, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Section 247 of the South African Companies Act 61 of 1973 as amended provides that a company may indemnify a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal, in which judgment is given in their favor or in which they are acquitted, or in the circumstance where the proceedings are abandoned. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in the action, suit or proceedings.

     Section 248 of the South African Companies Act 61 of 1973 as amended allows the court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable for negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that, in light of all the circumstances, including those connected with the appointment, that person ought fairly to be excused for the negligence, default, breach of duty or breach of trust. In this situation, the court may relieve the person, either wholly or partly, from his or her liability on such terms as the court may deem fit.

     Our articles of association provide that, subject to the provisions of the South African Companies Act 61 of 1973 as amended, we will indemnify our directors, managers, secretaries, and other officers or servants against all costs, losses and expenses they may incur or become liable to pay by reason of any contract entered into, or any act or omission done or omitted to be done by them in the discharge of their duties, including traveling expenses.

     We have purchased director’s and officer’s liability insurance.

Item 9. Exhibits

     Exhibits:

*1.1	Proposed form of underwriting agreement for debt securities.

*1.2	Proposed form of underwriting agreement for equity securities.

*1.4	Proposed form of distribution agreement.

3.1	Amended Memorandum and Articles of Association in effect as of December 10, 2002

4.1	Proposed form of debt indenture between AngloGold Limited and The Bank of New York, as trustee.

*4.2	Proposed form of senior fixed rate redeemable or non-redeemable note.

4.3	Proposed form of indenture for guaranteed debt securities among AngloGold International Holdings S.A., as issuer, AngloGold Limited, as guarantor, and The Bank of New York, as trustee.

*4.4	Proposed form of guaranteed fixed rate redeemable or non-redeemable note.

*4.5	Proposed form of ordinary shares warrant agreement.

*4.6	Proposed form of subscription agreement to exercise rights to purchase ordinary shares.

5.1	Opinion of Shearman & Sterling, US counsel.

5.2	Opinion of Mervyn Taback Inc, South African counsel to AngloGold Limited.

23.1	Consent of Ernst & Young, independent accountants.

23.2	Consent of Deloitte & Touche, independent accountants.

23.3	Consent of Shearman & Sterling (included in its opinion filed as Exhibit 5).

23.4	Consent of Mervyn Taback Inc (included in its opinion filed as Exhibit 5).

24	Powers of Attorney of the registrants (included on the signature pages).

25.1	Statement of eligibility of The Bank of New York, as trustee, under the Trust Indenture Act of 1939 on Form T-1 relating to the AngloGold debt indenture.

25.2	Statement of eligibility of The Bank of New York, as trustee, under the Trust Indenture Act of 1939 on Form T-1 relating to the AngloGold International Holdings S.A. guaranteed debt indenture.

*	To be filed with a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.

Item 10. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the US Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, AngloGold Limited, a corporation organized and existing under the laws of the Republic of South Africa, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa on the 17th day of December 2002.

AngloGold Limited

By:	/s/ Jonathan G Best Name: Jonathan G Best Title: Executive Director, Finance

POWER OF ATTORNEY

     Each of the undersigned do hereby constitute and appoint Jonathan G. Best, Yedwa Z. Simelane and Christopher R. Bull and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Robert M Godsell Robert M Godsell	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Russell P Edey Russell P Edey	Chairman and Non-Executive Director

/s/ Jonathan G Best Jonathan G Best	Director (Finance) (Principal Financial Officer and Principal Accounting Officer)

/s/ David L Hodgson David L Hodgson	Chief Operating Officer and Director

/s/ Kelvin H Williams Kelvin H Williams	Director (Marketing)

/s/ Frank B Arisman Frank B Arisman	Director (Non-Executive)

/s/ Elisabeth R Bradley Elisabeth R Bradley	Director (Non-Executive)

/s/ Colin B Brayshaw Colin B Brayshaw	Director (Non-Executive)

/s/ Dr Victor K Fung Dr Victor K Fung	Director (Non-Executive)

/s/ Anthony W Lea Anthony W Lea	Director (Non-Executive)

/s/ Thokoana J Motlatsi Thokoana J Motlatsi	Deputy Chairman and Director (Non-Executive)

/s/ William A Nairn William A Nairn	Director (Non-Executive)

/s/ Nicholas F Oppenheimer Nicholas F Oppenheimer	Director (Non-Executive)

/s/ Julian Ogilvie Thompson Julian Ogilvie Thompson	Director (Non-Executive)

/s/ Anthony J. Trahar Anthony J Trahar	Director (Non-Executive)

/s/ Robert W Micsak Robert W Micsak	Authorized Representative in the United States

/s/ David D Barber David D Barber	Alternate Director

/s/ Arthur H Calver Arthur H Calver	Alternate Director

/s/ Peter G Whitcutt Peter G Whitcutt	Alternate Director

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, AngloGold International Holdings S.A., a corporation organized and existing under the laws of Luxembourg, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg on the 17th day of December 2002.

AngloGold International Holdings S.A.

By: /s/ Marie JM Lagesse

Name: Marie J M Lagesse Title: Director

POWER OF ATTORNEY

     Each of the undersigned do hereby constitute and appoint Marie J.M. Lagesse and Russell P. Edey and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Russell P Edey Russell P Edey	Chairman and Director (Principal Executive Officer)

/s/ Jonathan G Best Jonathan G Best	Director

/s/ Marie J M Lagesse Marie J M Lagesse	Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert W Micsak Robert W Micsak	Authorized Representative in the United States